EXHIBIT 10(d)

AMENDED AND RESTATED 364-DAY CREDIT AGREEMENT

This Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 is among Bemis Company, Inc., a Missouri corporation (together with its successors and assigns, the “Company”), the subsidiaries of the Company which from time to time become parties hereto pursuant to Section 2.23 (each a “Borrowing Subsidiary” and collectively the “Borrowing Subsidiaries”), the Lenders, Wachovia Bank, N.A., as Syndication Agent, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and JPMorgan Chase Bank, National Association (“JPMCB”), as Administrative Agent.

The Company, certain lenders and JPMCB (as successor to Bank One, NA) are parties to a credit agreement dated as of September 2, 2004 (the “Existing Agreement”); and

The parties hereto have agreed to amend and restate the Existing Agreement pursuant to this Agreement and the Long-Term Credit Agreement (as defined below);

Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1.          Definitions.  As used in this Agreement:

“Administrative Agent” means JPMCB, together with its affiliates, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X; it being understood that matters concerning Loans denominated in British Pounds Sterling, Euro and certain other Agreed Currencies may be administered by JPMEL.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Domestic Advance or a Multicurrency Advance, as the context requires.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling and Euro and (iii) any other Eligible Currency that a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all Lenders (or, in the case of Loans to any Borrowing Subsidiary, all Lenders that have agreed to make Loans to such Borrowing Subsidiary).

“Agreement” means this Amended and Restated 364-Day Credit Agreement.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Arrangers” means JPMorgan and Wachovia, Capital Markets, LLC and their respective successors, in their capacities as Co-Lead Arrangers and Joint Book Runners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Associated Costs Rate” is defined in Exhibit D.

“Authorized Officer” means any of the chief executive officer, the chief financial officer, any vice president, the controller or the treasurer of the Company, or any other officer of the Company from time to time designated by any of the foregoing officers of the Company, in each case acting singly.

“Borrower” means any of the Company and the Borrowing Subsidiaries.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Borrowing Subsidiary” is defined in the preamble.

“Borrowing Subsidiary Agreement” means an agreement substantially in the form of Exhibit F-1.

“BSub Commitment” means, for any Lender with respect to any Borrowing Subsidiary, the obligation of such Lender to make Multicurrency Loans to such Borrowing Subsidiary.  The amount of the BSub Commitment of any Lender to any Borrowing Subsidiary shall be equal to such Lender’s Pro Rata Share of the Aggregate Commitment (or such lesser amount as may be permitted by this Agreement or the applicable Borrowing Subsidiary Agreement); provided that if, pursuant to the applicable Borrowing Subsidiary Agreement, one or more Lenders will not make Loans to such Borrowing Subsidiary, then the BSub Commitment of any Lender with respect to such Borrowing Subsidiary shall be the amount set forth on Attachment 1 to such Borrowing Subsidiary Agreement.  Each BSub Commitment of any Lender is a sublimit of the Commitment of such Lender and not a separate commitment.

“BSub Lender” means, with respect to any Borrowing Subsidiary, each Lender (excluding any Lender that, pursuant to Section 2.23 and the applicable Borrowing Subsidiary Agreement, will not make Loans to such Borrowing Subsidiary) and the successors and assigns of such Lender in such capacity.  Any Lender may designate an affiliate of such Lender to perform all obligations, and have all rights, of such Lender hereunder in respect of some or all of any BSub Commitment, in which case references herein to a “BSub Lender” shall, where appropriate, mean such designated affiliate.  Any such designation shall be made either (a) by causing such affiliate to execute a signature page of the applicable Borrowing Subsidiary Agreement or (b) by written notice to the Company and the Administrative Agent (including any notice changing the designation of such Lender’s affiliate that will act as a BSub Lender).

“BSub Percentage” means, for any Lender with respect to any Borrowing Subsidiary on any date of determination, the percentage which the amount of such Lender’s BSub Commitment with respect to such Borrowing Subsidiary is of the aggregate amount of all BSub Commitments with respect to such Borrowing Subsidiary (or, if the Commitments have terminated, which (a) the aggregate outstanding principal amount of such Lender’s Loans to such Borrowing Subsidiary is of (b) the aggregate outstanding principal amount of all Loans to such Borrowing Subsidiary).

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and (i) if such day relates to any interest rate setting as to a Eurocurrency Loan denominated in Euro, any funding, disbursement, settlement or payment in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement, a day on which banks in London are open for general banking business, including dealings in foreign currency and exchange, and on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro; and (ii) if such day relates to an interest rate setting as to a Eurocurrency Loan denominated in Dollars or any other Agreed Currency (other than Euro), any funding, disbursement, settlement or payment in any such currency, or any other dealings in any such currency to be carried out pursuant to this Agreement, a day on which dealings in such currency are carried on in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means the occurrence of any of the following events:  (x) any “person” or “group” (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the beneficial owner (as defined in Rule 13d 3 under the Exchange Act) of 30% or more of the fully diluted Voting Securities of the Company or (y) individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the Company’s shareholders was approved by the members of the board of directors of the Company then still in office who either were members of the board of directors of the Company at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Company.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.1 or as otherwise modified from time to time pursuant to the terms hereof.

“Company” is defined in the preamble.

“Computation Date” is defined in Section 2.2.

“Consolidated Debt” means, at any time, the consolidated Debt of the Company and its Consolidated Subsidiaries at such time.

“Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of the Company and its Consolidated Subsidiaries at such time.

“Consolidated Subsidiary” means any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.

“Debt” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to reimburse or indemnify the issuer of a letter of credit or Guarantee for drawings or payments thereunder, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person.

“Default” means an event described in Article VII.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in Dollars of such amount if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency at 11:00 a.m., Local Time, on or as of the most recent Computation Date provided for in Section 2.2.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Domestic Advance” means a borrowing in Dollars by the Company hereunder (i) made by the Lenders on the same Borrowing Date or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period.

“Domestic Loan” means a Loan denominated in Dollars.

“Effective Date” is defined in Section 4.1.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which a Dollar Amount may be readily calculated.  If, after the designation of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, each applicable Borrowing Subsidiary shall repay all of its Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., Local Time, on the date on or as of which such amount is to be determined.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Euro” means the lawful currency of the member states of the European Union.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 1 or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office for such currency.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin, plus (iii) for Loans booked in the United Kingdom, the Associated Costs Rate.

“Eurocurrency Reference Rate” means

(a)  with respect to a Eurocurrency Advance denominated in Euro for the relevant Interest Period, the offered rate per annum at which deposits in Euro for a period comparable to such Interest Period appear on Reuters Screen EURIBOR01 (or any successor page) as of 11:00 A.M. (Brussels time) two Business Days prior to the first day of such Interest Period as determined by the Banking Federation of the European Union; provided that if no such rate is available, the Eurocurrency Reference Rate for such Interest Period shall instead be the rate at which deposits in Euro in the approximately equivalent amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMCB in immediately available funds in the European interbank market at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period;

(b)  with respect to a Eurocurrency Advance denominated in any other Agreed Currency for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in such currency for a period comparable to such Interest Period as reported by any generally recognized financial information service as of 11:00 a.m. (Local Time) two Business Days prior to (or, in the case of a Eurocurrency Advance denominated in British Pounds Sterling, on) the first day of such Interest Period; provided that if no such rate is available, the applicable Eurocurrency Reference Rate for such Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMCB offers to place deposits in such currency for a period comparable to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (Local Time) two Business Days prior to (or, in the case of a Eurocurrency Advance denominated in British Pounds Sterling, on) the first day of such Interest Period, in the approximate amount of JPMCB’s relevant Eurocurrency Loan.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Existing Agreement” is defined in the preamble.

“Facility Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing pursuant to Section 2.5.1 at such time as set forth in the Pricing Schedule.

“Facility Termination Date” means the earlier of (a) April 29, 2009 and (b) the date on which the Commitments are reduced to zero pursuant to Section 2.5.3 or terminated pursuant to Section 8.1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Local Time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance in Dollars that, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan in Dollars that, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substance” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Interest Period” means, with respect to a Eurocurrency Advance, a period commencing on a Business Day selected by the applicable Borrower and ending on the numerically corresponding date one, two, three or six months thereafter; provided that (a) if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month; (b) if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day, unless such next succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; and (c) no Borrower may select an Interest Period ending after the scheduled Facility Termination Date.

“Issuer” means JPMCB and/or any other Lender that (i) is selected by the Company, (ii) agrees to be an Issuer hereunder and (iii) is reasonably satisfactory to the Administrative Agent, in each case in its capacity as an issuer of Letters of Credit hereunder.

“JPMorgan” means J.P. Morgan Securities Inc.

“JPMCB” is defined in the preamble.

“JPMEL” means J. P. Morgan Europe Ltd.

“LC Collateral Account” is defined in Section 2.18(k).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on the signature pages hereof or in an Administrative Questionnaire or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.19.

“Letter of Credit” is defined in Section 2.18(a).

“Letter of Credit Application” is defined in Section 2.18(c).

“Letter of Credit Fee” is defined in Section 2.18(d).

“Letter of Credit Fee Rate” means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

“Letter of Credit Obligations” means, at any time, the Dollar Amount of the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, any loan made by such Lender pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, each Letter of Credit and each Letter of Credit Application.

“Local Time” means (a) with respect to Multicurrency Loans, London time, and (b) for all other purposes, Chicago time.

“Long-Term Credit Agreement” means the Amended and Restated Long-Term Credit Agreement dated as of April 29, 2008 among the Borrowers, various lenders, Wachovia Bank, N.A., as Syndication Agent, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, and JPMCB, as Administrative Agent.

“Material Adverse Effect” means a material adverse effect on (i) the financial position or business of the Company and its Subsidiaries taken as a whole or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the Lenders or the Issuers thereunder.

“Material Subsidiary” means at any time a Subsidiary which as of such time meets the definition of a “significant subsidiary” contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

“Modification” and “Modify” are defined in Section 2.18(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Advance” means a borrowing by a Borrower hereunder (i) made by the applicable Lenders to the same Borrower on the same Borrowing Date or (ii) converted or continued by the applicable Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Eurocurrency Loans in the same Agreed Currency and for the same Interest Period.

“Multicurrency Loan” means a Eurocurrency Loan denominated in an Agreed Currency other than Dollars.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Non-U.S. Lender” is defined in Section 3.4(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Borrower to the Lenders or to any Lender, any Issuer, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.4(c).

“Outstanding Credit Exposure” means, as to any Lender at any time, the Dollar Amount of the sum of (i) its Pro Rata Share of all Loans outstanding at such time plus (ii) its Pro Rata Share of the Letter of Credit Obligations at such time.

“Participant” is defined in Section 12.1(c).

“Participation Funding Notice” means a written notice from a Lender to the Administrative Agent advising the Administrative Agent that a Default exists and directing the Administrative Agent to notify all Lenders to fund their participations in extensions of credit made by BSub Lenders as provided in Section 2.24.

“Payment Date” means the last Business Day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to any Lender on any date of determination, the percentage which the sum of the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which (a) the sum of (i) the principal amount of such Lender’s Loans to the Company plus (ii) the principal amount of such Lender’s participation interest in all Loans to any other Borrower plus (iii) the amount of such Lender’s participation in the Letter of Credit Obligations is of (b) the Aggregate Outstanding Credit Exposure) as of such date.  For purposes of determining liability for any indemnity obligation under Section 2.18(j) or 10.8, each Lender’s Pro Rata Share shall be determined as of the date the applicable Issuer or the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.18 to reimburse the Issuers for amounts paid by the Issuers in respect of any one or more drawings under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and attorneys of such Person and such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders having aggregate Pro Rata Shares in excess of 50%.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which represents more than 15% of the consolidated total assets of the Company and its Consolidated Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Company and its Consolidated Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Capital” means, at any time, the sum of (i) Consolidated Debt plus (ii) deferred taxes plus (iii) Consolidated Net Worth at such time.

“Transferee” is defined in Section 12.2.

“Type” means, with respect to any Domestic Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Domestic Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

“Unfunded Vested Liabilities” means, with respect to any Plan, the amount, if any, by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allowable to such benefits, as determined on the most recent valuation date of such Plan, but only to the extent that excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or to such Plan under Title IV of ERISA.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee Rate” means, at any time, the percentage rate per annum at which utilization fees are accruing pursuant to Section 2.5.2 at such time as set forth in the Pricing Schedule.

“Voting Securities” means any securities having ordinary power to vote for the election of directors.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2.          Interpretation.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of such terms.

(b)           Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

ARTICLE II
THE CREDITS

2.1.          Commitment.  From the date of this Agreement to the Facility Termination Date, (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Company from time to time, (b) each BSub Lender with respect to a Borrowing Subsidiary severally agrees, on the terms and conditions set forth in this Agreement, to make Multicurrency Loans to such Borrowing Subsidiary (and each other Lender severally agrees that it will purchase a participation in each such Loan if required pursuant to Section 2.24) and (c) each Issuer agrees to issue Letters of Credit denominated in Agreed Currencies for the account of any Borrower from time to time (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.18); provided that (i) at no time shall Loans be outstanding hereunder in more than five different Agreed Currencies, (ii) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, (iii) the Outstanding Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment and (iv) the aggregate Dollar Amount of all outstanding Multicurrency Loans under this Agreement and the aggregate principal amount of all

“Multicurrency Loans” under and as defined in the Long-Term Credit Agreement shall not at any time exceed $100,000,000.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments shall expire on the Facility Termination Date.

2.2.          Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of all outstanding Advances and Letter of Credit Obligations on and as of (i) the date of each Credit Extension, (ii) the last Business Day of each quarter and (iii) any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders (each, a “Computation Date”).

2.3.          Ratable Loans.  Each Advance shall consist of Loans made (a) in the case of Loans to the Company, by the Lenders ratably in accordance with their respective Pro Rata Shares or (b) in the case of Loans to any Borrowing Subsidiary, by the BSub Lenders for such Borrowing Subsidiary in accordance with their respective BSub Percentages for such Borrowing Subsidiary.

2.4.          Types of Advances.  Domestic Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, as selected by the applicable Borrower in accordance with Sections 2.8 and 2.9.  Multicurrency Advances shall be Eurocurrency Advances.

2.5.          Fees; Changes in Aggregate Commitment.

2.5.1.  Facility Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Facility Fee Rate on the sum of such Lender’s Commitment (whether used or unused) from the date hereof to the Facility Termination Date (and, if any Loans remain outstanding after the close of business in Chicago, Illinois on the Facility Termination Date, thereafter on the outstanding principal amount of all Loans owed to each Lender).  The facility fee shall be payable on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand.

2.5.2.  Utilization Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization fee at a rate per annum equal to the Utilization Fee Rate on such Lender’s Outstanding Credit Exposure for any date (a) prior to the Facility Termination Date on which the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment and (b) on or after the Facility Termination Date.  The utilization fee shall be payable on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand.

2.5.3.  Reduction of Aggregate Commitment.  The Company may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.

2.5.4.  Increase of Aggregate Commitment.  So long as no Default or Unmatured Default exists or would result therefrom, the Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit E, request that the Aggregate Commitment be increased by (a) increasing the Commitment  of one or more Lenders that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons (each an “Additional Lender”) as a party hereto with a Commitment in an amount agreed to by any such Additional Lender; provided that (i) the aggregate amount of all such increases during the term of this Agreement shall not exceed $50,000,000, (ii) any such increase shall be in an amount equal to $25,000,000 or a higher integral multiple of $5,000,000 and (iii) no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent and each Issuer (which shall not be unreasonably withheld).  Any increase in the Aggregate Commitment pursuant to this Section 2.5.4 shall be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of an Additional Lender).  The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.5.4 and of the Commitment of each Lender after giving effect thereto.  The parties hereto agree that, in connection with any increase in the amount of the Aggregate Commitment, the Borrowers and the Administrative Agent may agree on procedures pursuant to this Section 2.5.4, such as phasing in funding of the amount of the increased or new Commitment of an increasing Lender or Additional Lender to minimize breakage costs so long as procedures are also in place to cause each increasing Lender and Additional Lender to purchase assignments or participations in amounts necessary to have their Pro Rata Shares of the Aggregate Outstanding Credit Exposure upon acceleration of the Loans.

2.6.          Minimum Amount of Each Advance.  Each Eurocurrency Advance shall be in the Dollar Amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the applicable Agreed Currency.  Each Floating Rate Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000; provided that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7.          Payments and Prepayments.

2.7.1.  Payment at Maturity.  Each Borrower shall pay all its outstanding Advances and all its other unpaid Obligations on the Facility Termination Date.

2.7.2.  Optional Payments.  Any Borrower may from time to time prepay, without penalty or premium, all outstanding Floating Rate Advances to such Borrower or, in an aggregate amount of $5,000,000 or higher integral multiples of $1,000,000, any portion of the outstanding Floating Rate Advances to such Borrower upon two Business Days’ prior notice to the Administrative Agent.  Any Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurocurrency Advances to such Borrower or, in the aggregate amount of $5,000,000 or a higher integral multiple of

1,000,000 units of the Agreed Currency, any portion of the outstanding Eurocurrency Advances to such Borrower upon three Business Days’ prior notice to the Administrative Agent.

2.7.3.  Mandatory Prepayments due to Currency Fluctuations.  If on any Computation Date (a) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, (b) the Dollar Amount of all outstanding Multicurrency Loans exceeds the amount specified in clause (iv) of the proviso to the first sentence of Section 2.1 or (c) the Letter of Credit Obligations exceed the amount specified in subsection 2.18(a)(ii), then the Borrowers shall immediately repay Advances (or, in the case of clause (c) and, if no Advances are outstanding, clause (a), deposit funds in an LC Collateral Account) in an amount sufficient to eliminate such excess.

2.8.          Method of Selecting Types and Interest Periods for New Advances.  The applicable Borrower shall select the Type of Advance and, in the case of a Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time.  The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. Local Time at least one Business Day before the Borrowing Date of each Floating Rate Advance, three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

(i)            the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)           the aggregate amount of such Advance;

(iii)          the Type of Advance selected; and

(iv)          in the case of a Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9.          Conversion and Continuation of Outstanding Advances.  Each Floating Rate Advance shall continue as a Floating Rate Advance unless and until converted into a Eurocurrency Advance pursuant to this Section 2.9 or repaid in accordance with Section 2.7.  Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

(i)            in the case of a Eurocurrency Advance denominated in Dollars, such Advance shall be automatically converted into a Floating Rate Advance unless (x) repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for a new Interest Period or be converted into a Floating Rate Advance; and

(ii)           in the case of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, if the Administrative Agent has not received a

Conversion/Continuation Notice (as defined below) prior to 11:00 a.m. Local Time, three Business Days prior to the last day of any Interest Period, such Advance shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) repaid in accordance with Section 2.7 or (y) the applicable Borrower shall have given the Administrative Agent a timely Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for a new Interest Period.

Subject to the terms of Section 2.6, any Borrower may elect from time to time to convert all or any part of an Advance to such Borrower denominated in Dollars to the other Type of Advance denominated in Dollars or to continue any Eurocurrency Advance to such Borrower for a new Interest Period in the same Agreed Currency; provided that any conversion or continuation of any Eurocurrency Advance shall be made on, and only on, the last day of an Interest Period applicable thereto.  The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Local Time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

(i)            the requested date, which shall be a Business Day, of such conversion or continuation; and

(ii)           the Agreed Currency, amount and Type of Advance into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.10.        Method of Borrowing.

(a)           On each Borrowing Date for a Domestic Advance to the Company, each Lender shall make available its Domestic Loan in accordance with its Pro Rata Share not later than noon, Local Time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII.

(b)           On each Borrowing Date for a Multicurrency Advance to the Company, each Lender shall make available its Multicurrency Loan in accordance with its Pro Rata Share not later than noon, Local Time, at the Eurocurrency Payment Office of the Administrative Agent for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of such Eurocurrency Payment Office for such currency.

(c)           On each Borrowing Date for a Multicurrency Advance to a Borrowing Subsidiary, each applicable Lender shall make available its Multicurrency Loan in accordance with its BSub Percentage for such Borrowing Subsidiary not later than noon, Local Time, at the Eurocurrency

Payment Office of the Administrative Agent for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of such Eurocurrency Payment Office for such currency.

(d)           Unless the Administrative Agent has received written notice that any applicable condition specified in Article IV has not been satisfied with respect to a requested Advance, the Administrative Agent will make the funds received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address.

2.11.        Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance to the date such Advance becomes due or is converted into a Eurocurrency Advance, at the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from the first day of each Interest Period applicable thereto to the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.12.        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) no Advance denominated in Dollars may be made as, converted into or continued as a Eurocurrency Advance and/or (b) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and/or (c) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and/or (d) the Letter of Credit Fee Rate shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (b) and (c) above and the increase in the Letter of Credit Fee Rate set forth in clause (d) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.13.        Method of Payment.  (a)  Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made.  Except as set forth in the next sentence, all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by noon (Local Time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their Pro Rata Shares.  All payments to be made by a Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent at its Eurocurrency Payment Office for such currency, and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares (or, in the case of any applicable Borrowing Subsidiary, their respective BSub Percentages).  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent.  Each Borrower authorizes the Administrative Agent to charge any account of such Borrower maintained with JPMCB or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

(b)           Notwithstanding the foregoing provisions of this Section, if, after the making of any Multicurrency Advance, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that such Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.14.        Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made to each Borrower hereunder, the Agreed Currency and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit issued for the account of, and the amount of Letter of Credit Obligations owing by, each Borrower at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

2.15.        Telephonic Notices.  Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances in Dollars, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices for Advances in Dollars and Conversion/Continuation Notices to be given telephonically.  Each Borrower agrees to deliver promptly to the Administrative Agent, upon request of the Administrative Agent or any Lender, a written confirmation (signed by an Authorized Officer) of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  Notwithstanding the foregoing, all notices to JPMEL hereunder shall be in writing.

2.16.        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurocurrency Advance shall be payable on the last day of each Interest Period therefor, on any date on which such Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Local Time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18.        Letters of Credit.

(a)           Issuance.  Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Agreed Currencies (each a “Letter of Credit”) and to renew, extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”) from time to time from the date of this Agreement to the Facility Termination Date upon the request of a Borrower; provided that immediately after any Letter of Credit is issued or Modified, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (ii) the sum of (A) the Letter of Credit Obligations under this Agreement plus (B) the “Letter of Credit Obligations” under and as defined in the Long-Term Credit Agreement shall not exceed $50,000,000.  No Letter of Credit shall have an expiry date after the earlier of (x) the scheduled Facility Termination Date and (y) the date that is one year after the date of issuance thereof (provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods not to extend beyond the scheduled Facility Termination Date).

(b)           Participations.  Upon the issuance or Modification by the Issuer of a Letter of Credit in accordance with this Section 2.18, the applicable Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from such Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related Letter of Credit Obligations in proportion to its Pro Rata Share.

(c)           Notice.  Subject to Section 2.18(a), the applicable Borrower shall give the applicable Issuer notice prior to 10:00 a.m. (Local Time) at least three Business Days (or such lesser period of time as such Issuer may agree in its sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying the beneficiary, the proposed date of issuance (or Modification), the currency in which such Letter of Credit is to be denominated (which shall be an Agreed Currency) and the expiry date of such Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the applicable Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit.  The issuance or Modification by an Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such Issuer shall have no duty to ascertain, it being understood, however, that such Issuer shall not issue any Letter of Credit if it has received written notice from any Borrower, the Administrative Agent or any Lender that any such condition precedent has not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to such Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the Issuer shall have reasonably requested (each a “Letter of Credit Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(d)           Letter of Credit Fees.  Each Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time on the maximum undrawn amount which may at any time thereafter be available under such Letter of Credit, such fee to be payable in arrears on each Payment Date, on the Facility Termination Date and, after the Facility Termination Date (if applicable), on demand.  The Company shall also pay to each Issuer for its own account (x) a fronting fee in the amount agreed to by such Issuer and the Company from time to time, with such fee to be payable in arrears on each Payment Date, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under

Letters of Credit in accordance with such Issuer’s standard schedule for such charges as in effect from time to time.

(e)           Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the applicable Borrower and each Lender of the amount to be paid by such Issuer as a result of such demand and the proposed payment date (the “Letter of Credit Payment Date”).  The responsibility of any Issuer to the applicable Borrower and each Lender shall be only to determine that the documents delivered under each Letter of Credit issued by it in connection with a demand for payment are in conformity in all material respects with such Letter of Credit.  Each Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Lender shall, subject to Section 2.24, be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such Issuer on demand for such Lender’s Pro Rata Share of the amount of each payment made by such Issuer under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.18(f), plus interest on the foregoing amount, for each day from the date of the applicable payment by the Issuer to the date on which such Issuer is reimbursed by such Lender for its Pro Rata Share thereof, at a rate per annum equal to the Federal Funds Effective Rate or, beginning on third Business Day after demand for such amount by such Issuer, the rate applicable to Floating Rate Advances.

(f)            Reimbursement by Borrowers.  The applicable Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuer on or before the applicable Letter of Credit Payment Date for any amount to be paid by such Issuer upon any drawing under any Letter of Credit issued for the account of such Borrower, without presentment, demand, protest or other formalities of any kind; provided that such Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  All such amounts paid by an Issuer and remaining unpaid by a Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances.  Each Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from a Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit issued by such Issuer, but only to the extent such Lender made payment to such Issuer in respect of such Letter of Credit pursuant to Section 2.18(e).

(g)           Obligations Absolute.  The Borrowers’ obligations under this Section 2.18 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Issuer, any Lender or any beneficiary of a Letter of Credit.  The Borrowers further agree with the Issuers and the Lenders that neither any Issuer nor any Lender shall be responsible for, and no

Borrower’s Reimbursement Obligation in respect of any Letter of Credit shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee.  No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it.  Each Borrower agrees that any action taken or omitted by any Issuer or any Lender under or in connection with any Letter of Credit issued for the account of such Borrower and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put any Issuer or any Lender under any liability to such Borrower.  Nothing in this Section 2.18(g) is intended to limit the right of any Borrower to make a claim against any Issuer for damages as contemplated by the proviso to the first sentence of Section 2.18(f).

(h)           Actions of Issuer.  Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer.  Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.18, each Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Letter of Credit issued by such Issuer.

(i)            Indemnification.  The Borrowers jointly and severally agree to indemnify and hold harmless each Lender, each Issuer and the Administrative Agent, and their respective Related Parties, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Person may incur (or which may be claimed against such Person by any other Person) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any Issuer may incur by reason of or in connection with  the failure of any other Lender to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any right any Borrower may have against any defaulting Lender) or by reason of or on account of such Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor

Beneficiary; provided that the Borrowers shall not be required to indemnify any Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any Issuer in determining whether a request presented under any Letter of Credit issued by such Issuer complied with the terms of such Letter of Credit or (y) any Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 2.18(i) is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

(j)            Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each Issuer and its Related Parties (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and charges), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.18 or any action taken or omitted by such indemnitees hereunder.

(k)           LC Collateral Account.  Each Borrower agrees that it will establish on the Facility Termination Date (or on such earlier date as may be required pursuant to Section 8.1), and thereafter maintain so long as any Letter of Credit issued for the account of such Borrower is outstanding or any amount is payable to any Issuer or the Lenders in respect of any such Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (each an “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which such Borrower shall have no interest other than as set forth in Section 8.1.  Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the applicable LC Collateral Account, to secure the prompt and complete payment and performance of the Obligations of such Borrower.  The Administrative Agent will invest any funds on deposit from time to time in any LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days.  If funds are deposited in an LC Collateral Account pursuant to Section 2.7.3 and the provisions of Section 8.1 are not applicable, then the Administrative Agent shall release from the LC Collateral Account to the applicable Borrower, upon the expiration or termination of, or any reduction in the amount available under, any applicable Letter of Credit, an amount equal to the excess (if any) of all funds in such LC Collateral Account over the Letter of Credit Obligations of such Borrower.

(l)            Rights as a Lender.  In its capacity as a Lender, each Issuer shall have the same rights and obligations as any other Lender.

2.19.        Lending Installations.  Each Lender will book its Loans at the appropriate Lending Installation listed on its Administrative Questionnaire or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.19.  All terms of this Agreement shall apply to any such Lending Installation and the Loans issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Company in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.20.        Non-Receipt of Funds by the Administrative Agent.  Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan; or (ii) in the case of payment by a Lender, (x) for the first three Business Days after demand, (I) if such payment is denominated in Dollars, the Federal Funds Effective Rate, (II) if such payment is denominated in Euros or British Pounds Sterling, the applicable Eurocurrency Reference Rate, or (III) if such payment is denominated in any other currency, the rate determined by the Administrative Agent to be its costs of funds for such currency (including overdraft charges levied by any relevant correspondent bank and any other taxes, levies, imposts, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent in connection with obtaining such currency), and (y) thereafter (in each case), the interest rate applicable to the relevant Loan.

2.21.        Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.14, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the applicable Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount approximately equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.22.        Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrowers jointly and severally agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

2.23.        Borrowing Subsidiaries; Company as agent for Borrowing Subsidiaries.

(a)           The Company may designate any Subsidiary as a Borrowing Subsidiary; provided that (i) the Company shall give the Administrative Agent (which shall promptly notify each Lender) not less than 10 days’ notice of such proposed designation of a Borrowing Subsidiary, (ii) no Subsidiary may become a Borrowing Subsidiary without the written consent of the Administrative Agent (which consent, if granted, may limit the portion of the Aggregate Commitment that will be made available to, or place other conditions on Loans to, such Borrowing Subsidiary) and (iii) if any Lender determines in good faith and notifies the Administrative Agent that lending to such proposed Borrowing Subsidiary would be illegal, impossible or impractical for such Lender or would result in costs or expenses for which such Lender would not be indemnified by the proposed Borrowing Subsidiary or the Company pursuant hereto, or the Company determines in good faith and notifies the Administrative Agent that Loans to such proposed Borrowing Subsidiary by any Lender would result in payments pursuant to Section 3.1 or 3.4 that are materially in excess of the payments that would be made to the other Lenders pursuant to such Sections, then (x) the applicable Lender shall have no obligation to make Loans to such Borrowing Subsidiary and (y) the applicable Borrowing Subsidiary Agreement shall specify which Lenders are to be BSub Lenders with respect to such Borrowing Subsidiary and the amount of the applicable BSub Commitments of such Lenders (which, absent agreement to the contrary among the Company, the applicable BSub Lenders and the Administrative Agent, shall be equal to the percentage that the amount of such BSub Lenders’ Commitments is of the aggregate amount of the Commitments of all Lenders that will be BSub Lenders with respect to such Borrowing Subsidiary).  Subject to the foregoing, upon delivery to the Administrative Agent of a Borrowing Subsidiary Agreement signed by the Company and the proposed Borrowing Subsidiary, and the Administrative Agent’s consent thereto, the applicable Subsidiary shall become a Borrowing Subsidiary and a party to this Agreement.

(b)           Any Borrowing Subsidiary shall cease to be a Borrowing Subsidiary hereunder if such Borrowing Subsidiary and the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination in the form of Exhibit F-2; provided that at such time no Multicurrency Loans made to, or Letters of Credit issued for the account of, such Borrowing Subsidiary are then outstanding.

(c)           Each Borrowing Subsidiary hereby irrevocably appoints and authorizes the Company to take such action and deliver and receive notices hereunder as agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms hereof, together with all such powers as are reasonably incidental thereto.  In furtherance of and not in limitation of the foregoing, for administrative convenience of the parties hereto, the Administrative Agent and the Lenders shall send all notices and communications to be sent to any Borrowing Subsidiary solely to the Company and may rely solely upon the Company to receive all such notices and other communications for and on behalf of each Borrowing Subsidiary.  No Person other than the Company (and its authorized officers and employees) may act as agent for any Borrowing Subsidiary hereunder without the written consent of the Administrative Agent.

2.24.        Effect of Participation Funding Notice.

(a)           Each Lender that is not a BSub Lender with respect to any Borrowing Subsidiary agrees that it shall at all times have a participation in and acknowledges that it is irrevocably and unconditionally obligated, upon receipt of notice that the Administrative Agent has received a Participation Funding Notice, to fund (or to cause an Affiliate to fund) its participation in, (i) its Pro Rata Share of all Loans to such Borrowing Subsidiary.

(b)           The Administrative Agent shall promptly notify each Lender of its receipt of a Participation Funding Notice.  Promptly upon receipt of such Participation Funding Notice, (i) each Lender that is not a BSub Lender with respect to any Borrowing Subsidiary shall (or shall cause an Affiliate to) make available to the Administrative Agent for the account of the BSub  Lenders with respect to such Borrowing Subsidiary an amount in each applicable currency and in immediately available funds equal to its Pro Rata Share of all outstanding Loans to such Borrowing Subsidiary.  If any Lender so notified fails to make available to the Administrative Agent for the account of the applicable other Lenders the full amount of such Lender’s participations in all applicable Loans by 12:00 noon, Local Time, on the Business Day following its receipt of such notice from the Administrative Agent (or two Business Days following receipt of such notice if such notice is received after 12:00 noon, Local Time, on any Business Day), then interest shall accrue on such Lender’s obligation to fund such participations, from the date such obligation became due to the date such Lender pays such obligations in full, at a rate per annum equal to the Federal Funds Rate in effect from time to time (or a comparable rate determined by the Administrative Agent to be appropriate for the applicable currency) plus, beginning three Business Days after such amount was due, 2%.  The Administrative Agent shall promptly distribute to each Lender an amount equal to its applicable share of the amount received from any other Lender to fund its participation in the Loans of such Lender together with its applicable share of any interest received from such other Lender pursuant to the previous sentence, in the same funds as those received by the Administrative Agent.

(c)           From and after the date on which the Administrative Agent has received a Participation Funding Notice, all funds received by the Administrative Agent in payment of any Loan and interest thereon shall be distributed by the Administrative Agent, in the same funds as those received by the Administrative Agent, to all Lenders in accordance with their respective Pro Rata Shares (i.e., giving effect to the funding of participations pursuant to this Section 2.24), except that any such funds otherwise payable to any Lender that has not funded its participations as provided herein shall be distributed ratably to the other Lenders until such participations have been funded.

(d)           Each Lender’s obligation to purchase participation interests in Loans pursuant to this Section 2.24 shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, any other Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Unmatured Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which any participation interest in any Loan is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.25.        Funding of Participations in Dollars.  Any Lender may fund its purchase of a participation in any Letter of Credit denominated in any currency other than Dollars, by delivering to the Administrative Agent on the date such participation is to be funded an amount in Dollars equal to the sum of (a) the amount necessary for the Administrative Agent to purchase on such date in accordance with its customary procedures an amount in the applicable currency sufficient to fund such Lender’s required participation payment plus (b) the reasonable and customary costs, fees and expenses of the Administrative Agent in making such purchase.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.          Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any applicable Lending Installation or any Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender, any applicable Lending Installation or any Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any Issuer in respect of its Eurocurrency Loans or Letters of Credit or participations therein;

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances); or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurocurrency Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuer in connection with its Eurocurrency Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or such Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, such applicable Lending Installation or such Issuer of making or maintaining its Eurocurrency Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, such applicable Lending Installation or such Issuer in connection with such Eurocurrency Loans, Letters of Credit or Commitment, then, within 15 days of demand by such Lender or such Issuer, the Borrowers shall pay such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer for such increased cost or reduction in amount received.

3.2.                              Availability of Types of Advances.  If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or, in the case of Advances to the Company, converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.3.

3.3.                              Funding Indemnification.  If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, the Borrowers will jointly and severally indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.4.                              Taxes.  (a)  All payments by the Borrowers to or for the account of any Lender, any Issuer or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b)                                 In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)                                  The Borrowers jointly and severally hereby agree to indemnify the Administrative Agent, each Lender and each Issuer for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.4) paid by the Administrative Agent, such Lender or such Issuer as a result of its Commitment, any Credit Extension made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, such Lender or such Issuer makes demand therefor pursuant to Section 3.5.

(d)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to the Company and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)                                  For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.4 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                                 If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.4(g) shall survive the payment of the Obligations and termination of this Agreement.

3.5.                              Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.3 and 3.4 or to avoid the unavailability of Eurocurrency Advances under Section 3.2, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender and each Issuer shall deliver a written statement to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.3 or 3.4.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender or such Issuer determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though the applicable Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender or any Issuer shall be payable on demand after receipt by the Company of such written statement.  The obligations of the Borrowers under Sections 3.1, 3.3 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.                              Effectiveness.  This Agreement shall become effective (and all outstanding “Advances” under and as defined in the Existing Agreement shall, except to the extent concurrently repaid, be deemed to be Advances hereunder) on the date (the “Effective Date”) on which (i) no Default or Unmatured Default exists, (ii) the representations and warranties set forth in Article V are true and correct; and (iii) the Company has furnished to the Administrative Agent with sufficient copies for the Lenders:

(a)                                  Copies of the articles or certificate of incorporation (or similar formation documents) of the Company, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of the Company as required by Section 326 of the USA Patriot Act.

(b)                                 Copies, certified by the Secretary or an Assistant Secretary of the Company, of its by-laws and of the resolutions of its Board of Directors and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Company is a party.

(c)                                  An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Company, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Company authorized to sign the Loan Documents to which the Company is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(d)                                 A certificate, signed by the chief financial officer of the Company, stating that on the date of the initial Credit Extension, no Default or Unmatured Default has occurred and is continuing.

(e)                                  A written opinion of counsel to the Company, addressed to the Lenders and in substance reasonably acceptable to the Administrative Agent.

(f)                                    Certified copies of all required consents and approvals from third parties, including governmental approvals, with respect to the execution and delivery by the Company of, and the performance by the Company of its obligations under, each Loan Document to which it is a party.

(g)                                 A Borrowing Subsidiary Confirmation, in substantially the form of Exhibit C, duly executed by each Borrowing Subsidiary which executed a Borrowing Subsidiary Agreement under the Existing Agreement.

(h)                                 Such other documents as any Lender or its counsel may have reasonably requested.

4.2.                              Each Credit Extension.  The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date or issuance date:

(a)                                  There exists no Default or Unmatured Default.

(b)                                 The representations and warranties contained in Article V (other than (i) the representation and warranty in Section 5.4 and (ii) solely with respect to Credit Extensions the proceeds of which will be used to pay maturing commercial paper of the Company, the representation and warranty in Section 5.5) are true and correct as of such Borrowing Date or issuance date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)                                  All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each delivery of a Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the applicable Borrower (and, if the Company is not the Borrower, by the Company) that the conditions contained in Sections 4.2(a) and (b) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making a Credit Extension.

4.3.                              Initial Loans to a Borrowing Subsidiary.  The Lenders shall not be required to make Loans to any Borrowing Subsidiary unless (i) the conditions precedent set forth in Sections 4.1 and 4.2 have been satisfied and (ii) such Borrowing Subsidiary has furnished to the Administrative Agent with sufficient copies for the Lenders:

(a)                                  Copies of the articles or certificate of incorporation (or similar formation documents) of such Borrowing Subsidiary, together with all amendments, and (to the extent applicable) a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of formation, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of such Borrowing Subsidiary as required by Section 326 of the USA Patriot Act.

(b)                                 Copies, certified by the Secretary or Assistant Secretary of such Borrowing Subsidiary, of its by-laws (or similar governing document) and of the resolutions of its Board of Directors (or similar governing body) and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrowing Subsidiary is a party.

(c)                                  An incumbency certificate, executed by the Secretary or Assistant Secretary (or comparable officer) of such Borrowing Subsidiary, which shall identify by name and title and bear the signatures of the officers of such Borrowing Subsidiary authorized to sign the Loan Documents to which such Borrowing Subsidiary is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrowing Subsidiary.

(d)                                 A written opinion of counsel to such Borrowing Subsidiary, addressed to the Lenders and in substance reasonably acceptable to the Administrative Agent.

(e)                                  Certified copies of all required consents and approvals from third parties, including governmental approvals, with respect to the execution and delivery by such Borrowing Subsidiary of, and the performance by such Borrowing Subsidiary of its obligations under, the Loan Documents to which it is a party.

(f)                                    Such other documents as any Lender or its counsel may have reasonably requested.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

5.1.                              Corporate Existence and Power.  Each of the Company and each Material Subsidiary is duly organized, validly existing, and in good standing, under the laws of the jurisdiction of its formation, has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified and in good standing in each other jurisdiction in which its properties are located or in which failure to qualify would materially and adversely affect the conduct of its business or the enforceability of contractual rights of the Company or such Subsidiary.

5.2.                              Corporate Authorization.  The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party are within such Borrower’s corporate or other company power, have been duly authorized by all necessary corporate or other company action and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate or articles of incorporation (or similar formation document) or by-laws (or similar governing document) of such Borrower, or of any judgment, order, decree, agreement or instrument binding on such Borrower or result in the creation of any Lien upon any of its property or assets.

5.3.                              Binding Effect.  This Agreement constitutes, and the other Loan Documents to which any Borrower is a party when duly executed on behalf of such Borrower and delivered in accordance with this Agreement will constitute, the valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

5.4.                              Financial Statements.

(a)                                  The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2007 and the related consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, certified by

PriceWaterhouseCoopers, LLP, certified public accountants, and set forth in the Company’s 2007 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries at such date and the consolidated results of operations for such fiscal year.

(b)                                 No material adverse change has occurred in the financial position, results of operations or business of the Company and its Consolidated Subsidiaries since December 31, 2007.

5.5.                              Litigation and Contingent Liabilities.  There are no actions, suits or proceedings pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before or by any governmental department, agency or instrumentality which could reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such litigation or proceedings, neither the Company nor any Subsidiary has any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole and which are not provided for or disclosed in Schedule 5.5.

5.6.                              Taxes.  The Company and each of its Subsidiaries has filed (or has obtained extensions of the time by which it is required to file) all United States federal income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as all other taxes, assessments and governmental charges which have become due, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) other taxes that do not at any time exceed $1,000,000 in the aggregate.

5.7.                              Governmental and other Approvals.  No approval, consent or authorization of or filing or registration with any governmental authority or body is necessary for the execution, delivery or performance by any Borrower of this Agreement or the other Loan Documents to which such Borrower is a party or for the performance by such Borrower of any of the terms or conditions hereof or thereof, except for such approvals, consents or authorizations (copies of which have been delivered to the Lenders) as have been obtained and are in full force and effect.

5.8.                              Compliance with ERISA.  Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred liabilities which are due and payable aggregating in excess of $5,000,000 to the PBGC or a Plan under Title IV of ERISA.

5.9.                              Environmental Matters.  In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of such review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

5.10.                        Ownership of Properties; Liens.  The Company and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, all Properties which are material to the Company and its Subsidiaries taken as a whole, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 6.11.

5.11.                        Subsidiaries.  As of the date hereof, the Company has no Subsidiaries except those listed in Schedule 5.11, and each Subsidiary which is a Material Subsidiary is designated thereon.

5.12.                        Investment Company Act.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

5.13.                        Regulation U.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock.

5.14.                        Accuracy of Disclosure.  All information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, when taken together, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

5.15.                        No Burdensome Restrictions.  Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.                              Financial Statements.  The Company will deliver, or caused to be delivered, to each of the Lenders:

(a)                                  as soon as available and in any event within 120 days after the end of each fiscal year of the Company (or, if earlier, 30 days after the date customarily required to be filed by the Company with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, and consolidated statements of income and cash flows of the Company and its Consolidated Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by PriceWaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed by the Company with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related consolidated statements of income and cash flow of the Company and its Consolidated Subsidiaries for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Company;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 6.9 and 6.10 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Unmatured Default and, if any Default or Unmatured Default exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) to the effect that nothing has come to their attention to cause them to believe that there existed on the date of such statements any Default or Unmatured Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)                                  forthwith upon the occurrence of any Default or Unmatured Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f)                                    promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(g)                                 promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(h)                                 if and when any member of the Controlled Group (i) receives notice of complete or partial withdrawal liability or liabilities aggregating in excess of $5,000,000 under Title IV of ERISA, a copy of such notice; or (ii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000, a copy of such notice;

(i)                                     if at any time the value of all “margin stock” (as defined in Regulation U) owned by the Company and its Consolidated Subsidiaries exceeds (or would, following application of the proceeds of an intended Credit Extension hereunder, exceed) 25% of the value of the total assets of the Company and its Consolidated Subsidiaries, in each case as reasonably determined by the Company, prompt notice of such fact and, promptly upon the request of any Lender, a duly completed statement of purpose on Form U-1 for each Lender together with such other information or documents as each Lender may be required to obtain under Regulation U in connection with this Agreement; and

(j)                                     from time to time such additional information regarding the financial position or business of the Company or any Subsidiary as the Administrative Agent at the request of any Lender may reasonably request.

6.2.                              Maintenance of Existence.  Except as permitted by Section 6.12, the Company will, and will cause each Subsidiary to, (a) preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and (b) conduct its business in a regular manner.

6.3.                              Books and Records; Maintenance of Properties; Inspections.

(a)                                  The Company will keep, and will cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the Company to prepare its financial statements in accordance with GAAP.

(b)                                 The Company will, and will cause each Subsidiary to, keep all of its properties necessary, in the judgment of the Board of Directors of the Company, in its business in good working order and condition, ordinary wear and tear excepted, and will permit representatives of the Lenders to inspect such properties, and to examine and make extracts from the books and records of the Company or any Subsidiary, during normal business hours.

6.4.                              Compliance with Laws and Contractual Obligations.  The Company will, and will cause each Subsidiary to, comply with the requirements of (a) all applicable laws, rules, regulations and orders of any governmental body or regulatory agency having jurisdiction and (b) any agreement or instrument binding upon such Person, a breach of which could have a material adverse effect on the consolidated financial condition or the business taken as a whole of the Company and its Subsidiaries, except where contested in good faith and by proper proceedings.

6.5.                              Notice of Proceedings.  The Company will promptly give notice in writing to each Lender of all litigation, arbitral proceedings and regulatory proceedings affecting the Company or any Subsidiary or the property of the Company or any Subsidiary, except litigation or proceedings which, if adversely determined, could not materially and adversely affect the consolidated financial condition or the business taken as a whole of the Company and its Subsidiaries.

6.6.                              Use of Proceeds.  The Company will, and will cause each other Borrower to, use the proceeds of the applicable Credit Extensions for commercial paper back-up and other general company purposes of the Company and its Subsidiaries (including non-hostile acquisitions to the extent permitted hereunder).  The Company will not, and will not permit any other Borrower to, use any part of the proceeds of any Credit Extension hereunder to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  If requested by any Lender, the Company will, and will cause each Borrowing Subsidiary to, furnish to any Lender in connection with any Loan hereunder a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

6.7.                              Payment of Taxes.  The Company will, and will cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except taxes, assessments, charges or levies (a) the payment of which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves or (b) that do not at any time exceed $1,000,000 in the aggregate.

6.8.                              Insurance.  The Company will, and will cause each Subsidiary to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Company and its Subsidiaries operate.

6.9.                              Maximum Consolidated Debt to Total Capital Ratio.  The Company will not permit the ratio of Consolidated Debt to Total Capital (expressed as a percentage) at any time to exceed 55%.

6.10.                        Minimum Consolidated Net Worth.  The Company will not permit Consolidated Net Worth at any time to be less than $1,250,000,000.

6.11.                        Liens.  Neither the Company nor any Subsidiary will create, assume or suffer to exist any Lien securing Debt on any asset now owned or hereafter acquired by it, except for:

(a)                                  Liens existing on the date hereof securing Debt outstanding on the date hereof;

(b)                                 any Lien existing on any asset of any entity at the time such entity becomes a Subsidiary and not created in contemplation of such event;

(c)                                  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d)                                 any Lien on any asset of any entity existing at the time such entity is merged into or consolidated with the Company or a Subsidiary and not created in contemplation of such event;

(e)                                  any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in contemplation of such acquisition;

(f)                                    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section; provided that such Debt is not increased and is not secured by any additional assets;

(g)                                 any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings; and

(h)                                 Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in aggregate principal amount not to exceed 4% of the consolidated assets of the Company and its Consolidated Subsidiaries at any time outstanding.

6.12.                        Consolidations, Mergers and Sales of Assets.  The Company will not, and will not permit any other Borrower to consolidate or merge with or into, or acquire substantially all of the assets of, any other Person unless (a) in the case of a merger or consolidation, the Company or such other Borrower shall be the surviving entity, and (b) the board of directors (or similar governing body) of such other Person shall have approved such consolidation, merger or acquisition.  The Company will not permit the sale, lease or other transfer to any other Person (other than to the Company and its Subsidiaries and excluding sales, leases or other transfers in the ordinary course of business) of assets of the Company or its Subsidiaries (valued at net book value) exceeding 15% or more of the consolidated assets of the Company and its Consolidated Subsidiaries as of the end of the immediately preceding fiscal year of the Company.

6.13.                        Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction, arrangement or contract with any of its Affiliates (other than the Company and its Subsidiaries) which is on terms which are less favorable than are obtainable from a Person which is not one of its Affiliates.

6.14.                        Business.  The Company will not, and will not permit any Subsidiary to, enter into any material business other than the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement and reasonable extensions thereof.

6.15.                        Burdensome Agreements.  The Company will not, and will not permit any Subsidiary to, enter into any agreement, instrument or other contractual obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any of its Subsidiaries to (i) pay dividends and other distributions to the Company or otherwise transfer property to the Company; (ii) guarantee any Debt of the Company or (iii) to create, incur, assume or suffer to exist Liens in favor of the Administrative Agent, for the benefit of the Lenders; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.                              Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2.                              Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due or nonpayment of interest upon any Loan or of any facility fee or other obligation under any of the Loan Documents within five days after the same becomes due.

7.3.                              The breach by the Company of any of the terms or provisions of Section 6.1(e) or Sections 6.9 through 6.15 (inclusive)

7.4.                              The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender.

7.5.                              Failure by any Company or any Subsidiary to (i) pay any Debt (other than the Loans) when due or interest thereon and such failure shall continue for more than any applicable period of grace with respect thereto, or (ii) observe or perform any term, covenant or agreement contained in any agreement or instrument (other than this Agreement or any other Loan Document) by which it is bound evidencing or securing or relating to any Debt, if the effect thereof is to permit (or, with the giving of notice or lapse of time or both, would permit) the holder or holders thereof or of any obligations issued thereunder or a trustee or trustees acting on behalf of such holder or holders to cause acceleration of the maturity thereof or of any such obligation; provided that the aggregate amount of Debt with respect to which any such event or condition shall have occurred shall equal or exceed $10,000,000 (or the equivalent thereof in currencies other than Dollars).

7.6.                              The Company, any other Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing.

7.7.                              An involuntary case or other proceeding shall be commenced against the Company, any other Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company, any other Borrower or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect.

7.8.                              Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.                              The Company or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) final judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary final judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.                        The Company or any other member of the Controlled Group shall fail to pay when due any amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 or a proceeding shall be instituted by a fiduciary of any Plan against any member of the Controlled Group to enforce Section 515 of ERISA with respect to any amount or amounts aggregating in excess of $5,000,000 and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregated Unfunded Vested Liabilities in excess of $5,000,000 must be terminated.

7.11.                        Any Change in Control shall occur.

7.12.                        The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.13.                        Any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document, or the Company or any other Borrower shall fail to comply with any of the terms or provisions of any Loan Document to which it is a party, or the Company or any other Borrower shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.                              Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Lender or any Issuer and each Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the applicable LC Collateral Account, equal to the excess of the amount of Letter of Credit Obligations of such Borrower at such time over the amount on deposit in such LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, (x) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (y) upon notice to the Company and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and each applicable Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent in immediately available funds the Collateral Shortfall Amount for such Borrower, which funds shall be deposited in the applicable LC Collateral Account.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2.                              Amendments.  Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall:

(a)                                  without the consent of each Lender affected thereby, (i) extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon, (ii) reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2 or (iii) increase the amount of the Commitment of any Lender hereunder; and

(b)                                 without the consent of all of the Lenders, (i) reduce the percentage specified in the definition of Required Lenders, (ii) permit any Borrower to assign its rights under this Agreement, (iii) amend this Section 8.2 or (iv) release the Company from its obligations under Article XV of this Agreement.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer.  The Administrative Agent may waive payment of the fee required under Section 12.1(b)  without obtaining the consent of any other party to this Agreement.

8.3.                              Preservation of Rights.  No delay or omission of the Lenders, the Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Lenders and the Issuers until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1.                              Survival of Representations.  All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.                              Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.                              Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.                              Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the Lenders and the Issuers and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the Lenders and the Issuers relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5.                              Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.8 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.                              Expenses; Indemnification.  (a)  The Borrowers shall jointly and severally reimburse the Administrative Agent and JPMorgan for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or JPMorgan in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrowers also jointly and severally agree to reimburse the Administrative Agent, the Arrangers, the Lenders and the Issuers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the Lenders and the Issuers, which attorneys may be employees of the Administrative Agent, the Arrangers, the Lenders or the Issuers) paid or incurred by the Administrative Agent, either Arranger, any Lender or any Issuer in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrowers under this Section include costs and expenses incurred in connection with the Reports described in the following sentence.  The Borrowers acknowledge that from time to time JPMCB may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrowers’ assets for internal use by JPMCB from information furnished to it by or on behalf of the Borrowers, after JPMCB has exercised its rights of inspection pursuant to this Agreement.

(b)                                 The Borrowers hereby further jointly and severally agree to indemnify the Administrative Agent, each Arranger, each Lender and each Issuer and their respective affiliates, and each of their Related Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger, any Lender, any Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

9.7.                              Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.                              Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Company, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Company shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9.                              Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.                        Nonliability of Lenders.  The relationship between the Borrowers on the one hand and the Lenders, the Issuers and the Administrative Agent on the other hand shall be solely that of borrowers and lender.  Neither the Administrative Agent, either Arranger, any Lender nor any Issuer shall have any fiduciary responsibilities to the Borrowers.  Neither the Administrative Agent, either Arranger, any Lender nor any Issuer undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Each Borrower agrees that neither the Administrative Agent, either Arranger, any Lender nor any Issuer shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, either Arranger, any Lender nor any Issuer shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.                        Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Company pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.2 and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

9.12.                        Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans provided for herein.

9.13.                        Disclosure.  The Borrowers and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

9.14.                        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies the Borrowers that pursuant to requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the USA Patriot Act.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1.                        Appointment; Nature of Relationship.  (a)  JPMCB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

(b)                                 Each Issuer shall act on behalf of the Lenders with respect to any Letter of Credit issued by it and the documents associated therewith.  Each Issuer shall have all of the benefits and immunities provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included such Issuer with respect to such acts or omissions and as additionally provided in this Agreement with respect to such Issuer.

10.2.                        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.                        General Immunity.  Neither the Administrative Agent nor any of its Related Parties shall be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.                        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of such Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.                        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.                        Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.                        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.                        Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.4(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.                  Rights as a Lender.  If the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.                  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger, any other Lender or any Issuer and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger, any other Lender or any Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or an Arranger hereunder, neither the Administrative Agent nor either Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Administrative Agent or either Arranger (whether or not in their respective capacity as Administrative Agent or an Arranger) or any of their Affiliates.

10.12.                  Successor Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders; provided that the Administrative Agent may not be removed unless the Administrative Agent (in its individual capacity) and any affiliate thereof acting as an Issuer is relieved of all of its duties as an Issuer pursuant to documentation reasonably satisfactory to such Person on or prior to the date of such removal.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.                  Agent and Arranger Fees.  The Borrowers jointly and severally agree to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated March 26, 2008, or as otherwise agreed from time to time.

10.14.                  Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s Related Parties) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Article IX and this Article X.

10.15.                  Other Agents.  No Lender identified in this Agreement as the Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1.                        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may, with the prior consent of the Administrative Agent, be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.                        Sharing of Payments.  (a)  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of principal of or interest on the Loans or the Reimbursement Obligations owed to it by any Borrower in excess of its Pro Rata Share or BSub Percentage, respectively, of all payments and other recoveries obtained by all Lenders or the applicable BSub Lenders, as the case may be, on account of principal of and interest on such Loans or Reimbursement Obligations, then such Lender shall immediately (a) notify the Administrative Agent and the other applicable Lenders of such fact and (b) purchase such participations in the Loans and Reimbursement Obligations of the other Lenders to such Borrower as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with such other Lenders in accordance with their Pro Rata Shares or BSub Percentages, as applicable; provided that if all or any portion of such excess payment or other recovery is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)                                 Each Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 11.2.

ARTICLE XII
 ASSIGNMENTS; PARTICIPATIONS; ETC.

12.1.                        Successors and Assigns.  (a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) below) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Company, provided that no consent of the Company shall be required for an assignment to a Lender or an Affiliate of a Lender or, if a Default has occurred and is continuing,  any other assignee;

(B)                                the Administrative Agent; and

(C)                                the Issuers.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s

Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default has occurred and is continuing;

(B)                            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its other Commitment, if any (or Loans made thereunder);

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)                                 no such assignment shall be made to the Company or any of the Company’s Subsidiaries or other Affiliates.

(iii)                               Subject to acceptance and recording thereof pursuant to clause (iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.6 and 9.10).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.10(b), 2.18(e), 2.24, 10.8 or 11.2(b), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(c)(i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuers or the other Lenders, sell participations to one or more banks or other entities (other than the Company or any of the Company’s Subsidiaries or other Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to clause (b) that affects such Participant.  Subject to clause (c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, 3.4, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.3 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.4(d) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2.                        Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any assignee or Participant, or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.3.                        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4(d).

ARTICLE XIII
NOTICES

13.1.                        Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)                                     if to any Borrower, to the Company at its address or telecopier number set forth on the signature page hereof;

(ii)                                  if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)                               if to an Issuer, to it at its address or telecopier number set forth on the signature page hereof or in its Administrative Questionnaire, as applicable; and

(iv)                              if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Article II if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Duplicate Notices Not Required.  If the Company gives any notice or provides any information to a Person under the Long-Term Credit Agreement and the Company would otherwise be required to give a substantially identical notice or provide substantially identical information to such Person under this Agreement, then the notice given or information provided under the Long-Term Credit Agreement shall be deemed to satisfy any requirement for the giving of notice or the delivery of information under this Agreement.

ARTICLE XIV
COUNTERPARTS; EFFECT OF RESTATEMENT; ELECTRONIC EXECUTION

14.1.        Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.        Effect of Restatement.  This Agreement and the Long-Term Credit Agreement collectively amend, restate and replace in its entirety the Existing Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein and in the Long-Term Credit Agreement.  The Borrower represents and warrants that as of the date hereof there are no claims or offsets against, or defenses or counterclaims to, its obligations under this Agreement, the Existing Agreement, the Long-Term Credit Agreement or any of the other agreements, documents or instruments executed in connection herewith or therewith.  To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Effective Date and relating to the Existing Agreement, this Agreement or the Long-Term Credit Agreement.

14.3.        Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV
GUARANTY BY THE COMPANY

15.1.        Guaranty.  The Company hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all obligations of the Borrowing Subsidiaries under this Agreement, including the principal of and interest on each Loan to each Borrowing Subsidiary and all obligations of each Borrowing Subsidiary under or in connection with any Letter of Credit, and all costs and expenses of the Administrative Agent and the Lenders in enforcing any of their rights against the Borrowing Subsidiaries hereunder.  Upon failure by any Borrowing Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place, in the currency and in the manner specified in this Agreement.

15.2.        Guaranty Unconditional.  The obligations of the Company under this Article XV shall be absolute, unconditional and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)           any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under this Agreement or any other Loan Document, by operation of law or otherwise;

(b)           any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c)           any release, impairment, non perfection or invalidity of any other guaranty or of any direct or indirect security for any obligation of any Borrowing Subsidiary under this Agreement or any other Loan Document;

(d)           any change in the corporate existence, structure or ownership of any Borrowing Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or any Borrowing Subsidiary’s assets or any resulting release or discharge of any obligation of any Borrowing Subsidiary contained in this Agreement or any other Loan Document;

(e)           the existence of any claim, set off or other right which the Company may have at any time against any Borrowing Subsidiary, the Administrative Agent, any Lender, any Issuer or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)            any invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of this Agreement or any other Loan Document, or any provision of any applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Loan or any other amount payable by such Borrowing Subsidiary under this Agreement or any other Loan Document; or

(g)           any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Administrative Agent, any Lender, any Issuer or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations as guarantor hereunder.

15.3.        Discharge only upon Payment in Full; Reinstatement in Certain Circumstances.  The Company’s obligations as guarantor hereunder shall remain in full force and effect until the Commitments shall have terminated and all obligations of the Borrowing Subsidiaries under this Agreement and each other Loan Document shall have been paid in full.  If at any time any payment of principal, interest or any other amount payable by any Borrowing Subsidiary under or in connection with this Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

15.4.        Waiver by the Company.  The Company irrevocably waives acceptance hereof,  presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrowing Subsidiary or any other Person.

15.5.        Subrogation.  Notwithstanding any payment made by or for the account of any Borrowing Subsidiary pursuant to this Article XV, the Company shall not be subrogated to any right of the Administrative Agent, any Lender or any Issuer until such time as the Administrative Agent, the Lenders and the Issuers and any applicable Affiliate of any Lender shall have received final payment in cash of the full amount of all obligations of the Borrowing Subsidiaries hereunder and under each other Loan Document.

15.6.        Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrowing Subsidiary under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE XVI
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.        CONSENT TO JURISDICTION.  EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

16.3.        WAIVER OF JURY TRIAL.  EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Company, the Lenders, the Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

BEMIS COMPANY, INC.

By:
Name: Melanie E. R. Miller
Title: Vice President and Treasurer

One Neenah Center, 4th Floor
P.O. Box 669
Neenah, Wisconsin 54957-0669
FAX: 920/527-5040

Bemis 364-Day

Signature Page

Commitments

$17,100,000	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
Individually and as Administrative Agent

By:
Name: Michael B. Kelly
Title: Vice President

Lending Office:

JPMorgan Chase Bank, National Association
10 South Dearborn, Floor 07
Chicago, IL 60603-2003 United States
Mail Code IL1-0010
Attention: Edna Guerra
FAX: 312-385-7090
E-Mail: edna.guerra@jpmchase.com

Bemis 364-Day

Signature Page

$17,100,000	WACHOVIA BANK, NATIONAL ASSOCIATION
Individually and as Syndication Agent

By:
Name:
Title:

Bemis 364-Day

Signature Page

$6,000,000	ING BANK N.V., DUBLIN BRANCH, as a Lender

By:
Name:
Title:

Bemis 364-Day

Signature Page

$14,025,000	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Bemis 364-Day

Signature Page

$6,750,000	BNP PARIBAS, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Bemis 364-Day

Signature Page

$14,025,000	U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Bemis 364-Day

Signature Page

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurocurrency Rate/Letter of Credit Fee Rate	0.180%	0.220%	0.310%	0.350%	0.525%
Facility Fee Rate	0.055%	0.060%	0.070%	0.080%	0.100%
Utilization Fee Rate	0.050%	0.050%	0.050%	0.100%	0.100%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Company’s Moody’s Rating is A2 or better and the Company’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) the Company’s Moody’s Rating is A3 or better and the Company’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Company’s Moody’s Rating is Baa1 or better and the Company’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status  or Level III Status and (ii) the Company’s Moody’s Rating is Baa2 or better and the Company’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Company’s senior unsecured long-term debt securities without third-party credit enhancement.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Company has no Moody’s Rating or no S&P Rating, Level V Status shall exist.

If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., A/A3 results in Level I Status and A-/Baa1 results in Level II Status).  If the Company is split-rated and the ratings differential is two or more notches, the rating which is one notch above the lower rating shall be used (e.g., A/Baa1 results in Level II Status and A/Baa3 results in Level III Status).  If at any date, the Company’s long-term unsecured debt is rated by neither S&P nor Moody’s, then Level V Status shall apply.

SCHEDULE 1

EUROCURRENCY PAYMENT OFFICE

Sterling and Euro

J. P. Morgan Europe Limited

125 London Wall, London EC2Y 5AJ

Attention: Loans Agency

Tel no (44) 207 777 2542

Fax no (44) 207 777 2360

EXHIBIT A

COMPLIANCE CERTIFICATE

To:                              The Lenders that are parties to the Amended and Restated

364-Day Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to the Amended and Restated 364-Day Credit Agreement dated as of                ,        (as amended, modified, renewed or extended from time to time, the “364-Day Credit Agreement”) among Bemis Company, Inc. (the “Company”), various subsidiaries of the Company, the lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected                       of the Company;

2.  I have reviewed the terms of the 364-Day Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the 364-Day Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of               ,        .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,          with

Provisions of        and          of

the Agreement

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the 364-Day Credit Agreement identified below (as amended, the “364-Day Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the 364-Day Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the 364-Day Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the 364-Day Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):	Bemis Company, Inc. and various subsidiaries

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the 364-Day Credit Agreement

5.	Credit Agreement:

The Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 among Bemis Company, Inc., various subsidiaries thereof, the Lenders parties thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and the other agents parties thereto

6.                                       Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                    , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By
Title:

cc: J. P. Morgan Europe Limited, Fax no. 44 207 777 2360

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the 364-Day Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the 364-Day Credit Agreement, (ii) it satisfies the requirements, if any, specified in the 364-Day Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the 364-Day Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the 364-Day Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the 364-Day Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

BORROWING SUBSIDIARY CONFIRMATION

[Date]

JPMorgan Chase Bank, National Association, as Administrative Agent

Attention:

Ladies and Gentlemen:

Please refer to the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”) among Bemis Company, Inc. (the “Company”), the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the 364-Day Credit Agreement.

The undersigned, a “Borrowing Subsidiary” under and as defined in the Existing Agreement, agrees with the Company and the Administrative Agent that after giving effect to the effectiveness of the 364-Day Credit Agreement, the undersigned will be a Borrowing Subsidiary under the 364-Day Credit Agreement.  In furtherance of the foregoing, the undersigned (a) represents and warrants that on the Effective Date each representation and warranty as to the undersigned contained in Article V of the 364-Day Credit Agreement is true and correct as if made on such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; (b) confirms that it will perform all of the obligations of a Borrowing Subsidiary under the 364-Day Credit Agreement; (c) confirms that each reference to a Borrowing Subsidiary in the 364-Day Credit Agreement shall be deemed to include the undersigned; [and] (d) confirms that all Loans to the undersigned under the 364-Day Credit Agreement shall be denominated in [LIST AGREED CURRENCY] [; and (e) confirms that the “Loans” (as defined in the Existing Agreement) identified on Schedule 1, which currently are outstanding under the Existing Agreement, will become Loans under the 364-Day Credit Agreement on the Effective Date.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

[BORROWING SUBSIDIARY]

By:
Name:
Title:

Accepted and agreed as of the date first above written:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

BEMIS COMPANY, INC.

By:
Name:
Title:

Schedule 1 to Borrowing Subsidiary Confirmation

Existing Loans:     None.

EXHIBIT D

Associated Costs Rates

1.                                The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)              in relation to a sterling Loan:

 per cent. per annum

(b)           in relation to a Loan in any currency other than sterling:

 per cent. per annum.

Where:

A                            is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                              is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12 of the 364-Day Credit Agreement payable for the relevant Interest Period on the Loan.

C                              is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                             is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                For the purposes of this Schedule:

(a)                                  “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                 “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)                                  “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)                                 “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its Facility Office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                          The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                          The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                          Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                          The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

EXHIBIT E

FORM OF INCREASE REQUEST

                                                      , 20

JPMorgan Chase Bank, National Association, as Administrative Agent

under the Amended and Restated 364-Day Credit Agreement referred to below

[ADDRESS]

Attention:  [                              ]

Ladies/Gentlemen:

Please refer to the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”) among Bemis Company, Inc. (the “Company”), various subsidiaries of the Company, various financial institutions and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used but not defined herein have the respective meanings set forth in the 364-Day Credit Agreement.

In accordance with Section 2.5.4 of the 364-Day Credit Agreement, the Company hereby requests an increase in the Aggregate Commitment from $                     to $                    .  Such increase shall be made by [increasing the Commitment of                          from $                 to $                ] [adding                            as an Additional Lender under the 364-Day Credit Agreement with a Commitment of $                        ] as set forth in the letter attached hereto.  Such increase shall be effective three Business Days after the date that the Administrative Agent acknowledges receipt of the letter attached hereto or such other date as is agreed among the Company, the Administrative Agent and the [increasing] [Additional] Lender.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

ANNEX 1 TO EXHIBIT E

[Date]

JPMorgan Chase Bank, National Association, as Administrative Agent
under the Amended and Restated 364-Day Credit Agreement referred to below

[ADDRESS]

Attention:  [                              ]

Ladies/Gentlemen:

Please refer to the letter dated                     , 20     from Bemis Company, Inc. (the “Company”) requesting an increase in the Aggregate Commitment from $                     to $                     pursuant to Section 2.5.4 of the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”) among the Company, various subsidiaries of the Company, various financial institutions and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used but not defined herein have the respective meanings set forth in the 364-Day Credit Agreement.

The undersigned hereby confirms that it has agreed to increase its Commitment under the 364-Day Credit Agreement from $                     to $                     effective on the date which is three Business Days after the acknowledgment of receipt hereof by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

Very truly yours,

[NAME OF INCREASING LENDER]

By:
Title:

Receipt acknowledged as of
, 20

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

ANNEX 2 TO EXHIBIT E

[Date]

JPMorgan Chase Bank, National Association, as Administrative Agent
under the Amended and Restated 364-Day Credit Agreement referred to below

[ADDRESS]

Attention:  [                              ]

Ladies/Gentlemen:

Please refer to the letter dated                     , 20       from Bemis Company, Inc. (the “Company”) requesting an increase in the Aggregate Commitment from $                     to $                     pursuant to Section 2.5.4 of the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”) among the Company, various Subsidiaries of the Company, various financial institutions and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used but not defined herein have the respective meanings set forth in the 364-Day Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Lender under the 364-Day Credit Agreement with a Commitment of $                     effective on the date which is three Business Days after the acknowledgement of receipt hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among the Company, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the 364-Day Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by the Company pursuant to the 364-Day Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the 364-Day Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the 364-Day Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to consummate the transactions contemplated hereby and to become a Lender under the 364-Day Credit Agreement; and (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the 364-Day Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent or the Company may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

(A)	Notice Address:

Legal name:
Address:

Attention:
Telephone: ( )
Facsimile: ( )

(B)	Payment Instructions:

Account No.:
At:

Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the 364-Day Credit Agreement as set forth in the second paragraph hereof, the undersigned (a) will be bound by the terms of the 364-Day Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the 364-Day Credit Agreement and (b) will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

This letter shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This letter may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this letter by telecopy shall be effective as delivery of a manually executed counterpart of this letter.  This letter shall be governed by, and construed in accordance with, the law of the State of New York.

Very truly yours,

[NAME OF NEW LENDER]

By:
Title:

Acknowledged and consented to as of

                            , 20

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT F-1

BORROWING SUBSIDIARY AGREEMENT

[Date]

JPMorgan Chase Bank, National Association, as Administrative Agent

Attention:

Ladies and Gentlemen:

The undersigned, Bemis Company, Inc. (the “Company”), refers to the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”) among the Company, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 364-Day Credit Agreement.

The Company requests that                  (the “Designated Borrowing Subsidiary”) become a Borrowing Subsidiary under the 364-Day Credit Agreement effective on                             .  The Company and the Designated Borrowing Subsidiary make, on and as of the date of such effectiveness, the representations and warranties as to the Designated Borrowing Subsidiary contained in Article V of the 364-Day Credit Agreement.  The Designated Borrowing Subsidiary agrees to be bound in all respects by the terms of the 364-Day Credit Agreement and to perform all of the obligations of a Borrowing Subsidiary thereunder.  Each reference to a Borrowing Subsidiary in the Agreement shall be deemed to include the Designated Borrowing Subsidiary.

All communications to the Designated Borrowing Subsidiary under the 364-Day Credit Agreement should be directed to the Company as set forth in the Section 13.1 of the 364-Day Credit Agreement.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Upon the execution of this Borrowing Subsidiary Agreement by the Company and the Designated Borrowing Subsidiary [and the Lenders listed below]* and acceptance hereof by the Administrative Agent, the Designated Borrowing Subsidiary shall become a Borrowing Subsidiary under the 364-Day Credit Agreement as though it were an original party thereto and shall be entitled to borrow under the 364-Day Credit Agreement upon the satisfaction of the conditions precedent set forth in Article IV of the 364-Day Credit Agreement.

The Designated Borrowing Subsidiary will request Loans denominated in [LIST AGREED CURRENCY].

*Insert only if not all Lenders will participate in Loans to the Designated Borrowing Subsidiary.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

[DESIGNATED BORROWING SUBSIDIARY]

By:
Name:
Title:

Accepted as of the date first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Attachment 1 to Borrowing Subsidiary Agreement

Set forth below are the Lenders that will be BSub Lenders with respect to the Designated Borrowing Subsidiary and the BSub Commitments and BSub Percentages of such Lenders:

None

EXHIBIT F-2

BORROWING SUBSIDIARY TERMINATION

[Date]

JPMorgan Chase Bank, National Association, as Administrative Agent

Attention:

Ladies and Gentlemen:

Bemis Company, Inc. (the “Company”), refers to the Amended and Restated 364-Day Credit Agreement dated as of April 29, 2008 (as amended or otherwise modified from time to time, the “364-Day Credit Agreement”), among the Company, the Borrowing Subsidiaries named therein, the financial institutions from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 364-Day Credit Agreement.

The Company elects to terminate the status of                    (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary for purposes of the 364-Day Credit Agreement.  The Company represents and warrants that no Loans or Letters of Credit made to or issued for the account of the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all principal and interest on all Loans, and all reimbursement obligations with respect to Letters of Credit payable by the Terminated Borrowing Subsidiary pursuant to the 364-Day Credit Agreement have been paid in full on or prior to the date hereof.

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

BEMIS COMPANY, INC.

By:
Name:
Title:

SCHEDULE 5.5

Litigation and Contingent Liabilities

None.

AMENDED AND RESTATED
364-DAY CREDIT AGREEMENT

DATED AS OF APRIL 29, 2008

AMONG

BEMIS COMPANY, INC.,

VARIOUS SUBSIDIARIES THEREOF,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT,

WACHOVIA BANK, N.A.,
AS SYNDICATION AGENT,

AND

U.S. BANK NATIONAL ASSOCIATION

AND

WELLS FARGO BANK, N.A.,

AS CO-DOCUMENTATION AGENTS

J.P. MORGAN SECURITIES INC.

AND

WACHOVIA CAPITAL MARKETS, LLC
CO-LEAD ARRANGERS AND JOINT BOOK RUNNERS

i

CONTENTS

Clause	Subject Matter	Page

16.1.	CHOICE OF LAW	60
16.2.	CONSENT TO JURISDICTION	60
16.3.	WAIVER OF JURY TRIAL	60

PRICING SCHEDULE

EXHIBIT A	COMPLIANCE CERTIFICATE
EXHIBIT B	ASSIGNMENT AND ASSUMPTION
EXHIBIT C	BORROWING SUBSIDIARY CONFIRMATION
EXHIBIT D	ASSOCIATED COSTS RATE
EXHIBIT E	INCREASE REQUEST
EXHIBIT F-1	BORROWING SUBSIDIARY AGREEMENT
EXHIBIT F-2	BORROWING SUBSIDIARY TERMINATION
SCHEDULE 5.5	LITIGATION AND CONTINGENT LIABILITIES

v